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                                                                   EXHIBIT 10.21


September 6, 2000

Mr. Bertrand Sciard

Dear Bertrand:

As we have discussed, the Board of Directors of Geac Computer Corporation Limited ("Geac") has decided to initiate a process whereby more shareholder value may be achieved through potentially a divestiture of the Company or some other such means. As such, the Board has agreed to provide you with the following arrangements in consideration of your value towards this process during this period.

You will be provided with the following arrangements:

1. Geac has granted to you, subject to regulatory approval, effective as of August 4, 2000 options to purchase common shares of the Company in an amount equal to the total number of options you held currently outstanding as at August 4, 2000, with such options to vest 25 percent upon the execution of this agreement, with the balance to vest 25 percent per year on the anniversary date of the date of grant. In the event of a Change in Control as defined In Schedule "A", all unvested options shall vest.

2. Upon a Change in Control and a Change Affecting Your Employment (as defined in Schedule "A") with the Company, you will immediately receive a lump sum payment equal to your annual salary and your annual target bonus.

3. Upon termination from the Company without cause, you will immediately receive a lump sum payment for severance equal to your annual salary and your annual target bonus, or the severance provided for in your employment agreement, whichever is greater.

4. In order for you to obtain independent legal advice with respect to this agreement, Geac Computer Corporation Limited will honor the reasonable account of a lawyer of your choice who specializes in employment law.

The payments described in this agreement are in full and final satisfaction of any and all claims or possible claims, including claims pursuant to your existing employment agreement.



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Mr. Bertrand Sciard

September 8, 2000

Page 2


Bertrand, please be advised that in our view the above provides for you and creates an incentive for you to remain with Geac through the upcoming period focused on increasing shareholder value. If, after reviewing same and obtaining independent legal advice you agree, please sign a copy of this letter signifying your acceptance and return it to me.

Yours truly,

"William Nelson"

William Nelson
Chairman
Geac Computer Corporation Limited



I have considered the above proposal and confirm that I am accepting same this 15th day of September, 2000.



                                                   "BERTRAND SCIARD"
                                                   -----------------------------
                                                   Bertrand Sciard



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                                  SCHEDULE "A"

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or company or combination of persons or companies other than to a wholly owned subsidiary of Geac;

2. The adoption of a plan. relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding Company that does not involve a change in the beneficial ownership of Geac as a result of such transaction); or

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by the Executive during the 90 day period immediately following the date on which the Executive becomes aware of such circumstances:

1. Any change to the Executive's employment conditions which would significantly reduce the nature or status of the Executive's responsibilities;

2. A reduction by the Company in the Executive's annual compensation as of the date of the Change in Control;

3. The failure by the Company to continue in effect for the Executive's benefit any perquisites or participation in any employee benefit plan to which other employees of the Company are entitled, to the same extent to which any other employees enjoy such benefits; or

4. Any other Change which would constitute "constructive dismissal" under applicable law.